UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2015

FIDELITY & GUARANTY LIFE
(Exact name of registrant as specified in its charter)

Delaware	001-36227	46-3489149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Ruan Center 601 Locust Street, 14th Floor Des Moines, IA		50309
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (800) 445-6758
Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On June 16, 2015, the Compensation Committee of the board of directors (“Compensation Committee”) of Fidelity & Guaranty Life (the “Company”) authorized amendments to the compensation arrangements of certain of the Company’s named executive officers (“NEOs”) and certain other employees. Specifically, the Compensation Committee authorized amendments to the Company’s severance benefits policies and other arrangements (collectively, the “Amended Policies”) in the event of a change-in-control of the Company (“CIC”). Pursuant to the Amended Policies, the NEOs, other than the CEO, and direct reports of the CEO will receive a cash retention bonus equal to 100% of their annual base salary at the time of grant upon completing one year of service following a CIC. In addition, pursuant to the Amended Policies, the NEOs, other than the CEO, and direct reports of the CEO will receive the following payments if their employment is involuntarily terminated other than for cause within 1-year of a CIC: (1) 52 weeks of their base salary and subsidized COBRA payments, (2) an amount equal to their annual target cash bonus, and (3) an amount equal to the pro-rata actual portion of their annual target cash bonus. In addition, on June 16, 2015, the Compensation Committee approved a $40,000 increase to Mr. Vigneau’s base salary, which is effective as of January 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIDELITY & GUARANTY LIFE

/s/ Eric L. Marhoun
Name: Eric L. Marhoun
Title: Executive Vice President, General Counsel and Secretary

Dated: June 22, 2015